Filed pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated July 12, 2021
Registration Statement No. 333-257843

Gatos Silver Announces Launch of Proposed Public Offering

July 12, 2021

DENVER--(BUSINESS WIRE)--Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver”) today announced that it has commenced the roadshow for a proposed public offering to offer 6,500,000 shares of common stock and for certain selling stockholders to offer 1,820,000 shares of common stock. In addition, Gatos Silver and the selling stockholders intend to grant the underwriters a 30-day option to purchase up to 975,000 and 273,000 additional shares of common stock, respectively, at the public offering price, less underwriting discounts and commissions. Gatos Silver will not receive any proceeds from the sale of common stock by the selling stockholders. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed.

The principal purposes of the offering are to achieve a more cost-efficient capital structure, including the potential extinguishment of the Los Gatos Joint Venture’s term loan, and to create additional liquidity in Gatos Silver’s common stock.

Subsequent to the completion of the offering, The Electrum Group LLC (together with its affiliates, “Electrum”) is expected to remain the largest single beneficial owner of Gatos Silver with continued representation on Gatos Silver’s Board of Directors. The purpose of Electrum’s participation as a selling stockholder in the offering is to diversify the Company’s stockholder base and increase the Company’s public float. Electrum's commitment to the silver space is among the most comprehensive in the investment community. Electrum intends to redeploy the proceeds from the transaction into its silver development-stage assets. Electrum currently has no other plans or intentions with respect to its other securities of Gatos Silver.

As a long-term stockholder, Electrum remains actively engaged in Gatos Silver’s value creation strategies and is committed to supporting its top-tier management team in expanding the Company’s resource base and metal production. Gatos Silver is a core holding within Electrum’s extensive silver mining portfolio. Electrum has been instrumental in the evolution of Gatos Silver from Los Gatos’ initial discovery to its advancement to full production. With its potential for organic growth within a large and prospective land package, Gatos Silver is expected to remain Electrum’s flagship silver holding.

BMO Capital Markets, Goldman Sachs & Co. LLC and RBC Capital Markets are acting as joint lead bookrunners and as representatives of the underwriters for the proposed offering. Canaccord Genuity Corp. and CIBC Capital Markets are acting as co-managers for the proposed offering.

The proposed offering of the securities in Canada and the United States will be made only by means of a prospectus. The proposed offering is intended to be made in all provinces of Canada (except Québec) by way of a prospectus supplement (the “Prospectus Supplement”) to a short form base shelf prospectus (the “Final Base Shelf Prospectus”). The Company has filed a preliminary short form base shelf prospectus (the “Preliminary Base Shelf Prospectus”) and the Final Base Shelf Prospectus, and is filing a preliminary prospectus supplement (the “Preliminary Supplement”) with the securities regulatory authorities in each of the provinces of Canada (except Québec). A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective or prior to qualification under applicable securities laws.

Copies of the preliminary prospectus, the Preliminary Base Shelf Prospectus, the Final Base Shelf Prospectus and, when available, the Preliminary Supplement, and the Prospectus Supplement, relating to the proposed offering may be obtained from BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036, by telephone at (800) 414-3627 or by email at bmoprospectus@bmo.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com; or RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, New York, NY 10281, or by telephone at (877) 822-4089 or by email at equityprospectus@rbccm.com. A copy of the Preliminary Base Shelf Prospectus, the Final Base Shelf Prospectus and, when available, the Preliminary Supplement and the Prospectus Supplement, can be found on SEDAR at www.sedar.com. Prospective investors should read the Final Base Shelf Prospectus, the Prospectus Supplement and the documents incorporated by reference therein before investing in the shares. A copy of the preliminary prospectus can be found on EDGAR at www.sec.gov. Prospective investors should read the preliminary prospectus before making an investment decision.

No securities regulatory authority has either approved or disapproved the contents of this press release. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such province, state or jurisdiction.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. To-date, 14 zones of mineralization have been defined within the district and all are characterized by silver-zinc-lead epithermal mineralization. More than 85% of the approximately 103,087-hectare mineral rights package has yet to be drilled, representing a highly prospective and under-explored district. As a 70%-owner of the Los Gatos Joint Venture (“LGJV”), the Company recently built and commissioned its first operating mine and mineral processing plant at the LGJV’s Cerro Los Gatos deposit.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws including completion of the offering, effectiveness of the registration statement and qualification of the securities under securities laws. All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors described in the registration statement, preliminary prospectus, Preliminary Base Shelf Prospectus, the Final Base Shelf Prospectus and, when available, the Preliminary Supplement, and the Prospectus Supplement and other filings with the SEC and the securities commissions or similar securities regulatory authorities in each of the provinces of Canada, except Québec. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

Adam Dubas

Chief Administrative Officer

investors@gatossilver.com

(303) 784-5350

The Company has filed a registration statement (including a preliminary prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by contacting BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036, by telephone at (800) 414-3627 or by email at bmoprospectus@bmo.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com; or RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, New York, NY 10281, or by telephone at (877) 822-4089 or by email at equityprospectus@rbccm.com. The information in this free writing prospectus supersedes the information in the preliminary prospectus to the extent inconsistent with the information in the preliminary prospectus. In all other respects, this free writing prospectus is qualified in its entirety by reference to, and should be read in conjunction with, the preliminary prospectus included in the registration statement.

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